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                                                                 Exhibit 23.(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form S-3, File No. 333-76343) and related Prospectus of Alliance Pharmaceutical Corp. for the registration of 12,000,000 shares of its common stock and to the incorporation by reference therein of our report dated July 31, 1998, except for Note 8, as to which the date is August 14, 1998 and the second paragraph of Note 1, as to which the date is April 12, 1999, with respect to the consolidated financial statements of Alliance Pharmaceutical Corp. included in its Annual Report (Form 10 K/A) for the year ended June 30, 1998, filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP

San Diego, California
May 14, 1999